EXHIBIT 12

STATEMENT RE: COMPUTATION OF RATIOS
TRINOVA CORPORATION
(In thousands, except per share data)

                                     Nine Months
                                       Ended                  Year Ended December 31
                                     Sept. 30,     ----------------------------------------
                                       1996        1995     1994     1993      1992     1991
                                       ----        ----     ----     ----      ----     ----
RATIO OF EARNINGS TO FIXED
  CHARGES

Income (loss) before income taxes
  and cumulative effect of accounting
  change                             $120,632    $128,196 $101,255 $ 17,111 $ 24,042 $(195,279)
Undistributed (income) loss of
  unconsolidated affiliates              (339)     (3,704)   1,213        1   (1,931)      (58)
Fixed charges                          31,268      31,762   30,249   33,370   34,623    35,064
                                     --------    -------- -------- -------- -------- ---------
Income (loss) before cumulative
  effect of accounting change for
  computation purposes               $151,561    $156,254 $132,717 $ 50,482 $ 56,734 $(160,273)
                                     ========    ======== ======== ======== ======== =========

FIXED CHARGES

Interest expense, including interest
  related to corporate owned life
  insurance                          $ 25,755    $ 24,477 $ 22,582 $ 25,516 $ 26,313 $ 26,453
Portion of rent expense representing
  interest                              5,177       6,903    7,303    7,490    7,987    8,370
Amortization of debt expense and
  debt discount                           336         382      364      364      323      241
                                     --------    -------- -------- -------- -------- --------
Total fixed charges                  $ 31,268    $ 31,762 $ 30,249 $ 33,370 $ 34,623 $ 35,064
                                     ========    ======== ======== ======== ======== ========

Ratio of Earnings to Fixed Charges       4.8x        4.9x     4.4x     1.5x     1.6x       --
                                     ========    ======== ======== ======== ======== ========

For the purpose of computing the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting change, plus fixed charges, less undistributed income of unconsolidated affiliates. Fixed charges consist of interest expense, the portion of rent expense representing interest and amortization of debt discount. For the year ended December 31, 1991, there was an earnings deficiency of $195.3 million in covering fixed charges due, in part, to a special charge for the write-off of certain intangibles and other charges amounting to $166.4 million.



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